Exhibit 99.1

Media Relations Contact	Investor Relations Contact
Timothy G. Weir, APR	Todd Taylor
Director of Public Affairs, Communications & Marketing	Vice President and Treasurer
(812) 962-5128 | tweir@accuridecorp.com	(812) 962-5105 | ttaylor@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Preliminary Third Quarter 2016 Results
▪    Revises Downward Full-Year 2016 Revenue and Adjusted EBITDA Guidance

EVANSVILLE, Ind., October 17, 2016 — Accuride Corporation (NYSE: ACW) (“Accuride” or the “Company”) – a leading supplier of components to the North American and European commercial vehicle industries – today issued preliminary results for the third quarter ended September 30, 2016, and revised its full-year 2016 Revenue, Adjusted EBITDA and Free Cash Flow guidance. The preliminary results and revised 2016 guidance exclude the results of the recently divested Brillion Iron Works business.

Commenting on Accuride’s preliminary third quarter 2016 results and the revision of its guidance for full-year 2016, President and CEO Rick Dauch said, “This continues to be a challenging time for the North American commercial vehicle industry. The negative impact of this cyclical downturn on demand for aluminum wheels and softness in the aftermarket for Gunite’s products has been more significant than anticipated. While our leadership team proactively took aggressive actions earlier this year to lower our costs in response to these headwinds, forecasted industry volumes continued to be revised downward for the second half of the year and we believe that this challenging market environment will continue into 2017.”

Preliminary Third Quarter 2016 Results

Accuride’s preliminary unaudited results from continuing operations indicate that revenue for the third quarter 2016 is expected to be approximately $125 million, compared with $145.6 million in the third quarter 2015. Accuride expects Adjusted EBITDA in the third quarter 2016 to be in the range of $13 million to $14 million, compared with $21.6 million in the same quarter last year.

The third quarter 2016 results described in this release are preliminary, and the Company has not completed its full review of interim financial information for the third quarter ended September 30, 2016.

2016 Guidance

Accuride expects 2016 revenue from continuing operations to be in the range of $535 million to $545 million, with Adjusted EBITDA to be $68 million to $72 million. Free Cash Flow is expected to be $2 million to $6 million, excluding approximately $10 million of negative Free Cash Flow related to Brillion prior to its divestiture.

Adjusted EBITDA is defined as net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, noncontrolling interest in subsidiaries, restructuring, severance and other charges, impairment and currency losses, net. Free Cash Flow is defined as cash from operations less purchase of plant, property and equipment. Adjusted EBITDA and Free Cash Flow should not be considered alternatives to net income (loss), cash from operations or other traditional indicators of operating performance and cash flows determined in accordance with accounting principles generally accepted in the United States.

About Accuride Corporation

With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American and European commercial vehicle industries. The company’s products include commercial vehicle wheels and wheel-end components and assemblies. The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End Solutions™, Gunite® and Gianetti Ruote™. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information: www.AccurideCorp.com.

Forward-Looking Statements

Certain statements contained in this document may be considered forward-looking statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s preliminary third quarter 2016 results and expected full year 2016 financial results and the proposed merger contemplated by the Agreement and Plan of Merger, dated September 2, 2016, by and among the Company, Armor Parent Corp. and Armor Merger Sub Corp. (such merger, the “proposed transaction” and such agreement, the “Merger Agreement”)and the ability to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) Accuride may be unable to obtain shareholder approval for the proposed transaction; (2) the conditions to the closing of the proposed transaction may not be satisfied and required regulatory approvals may not be obtained; (3) the proposed transaction may involve unexpected costs, liabilities or delays; (4) the business of Accuride may suffer as a result of uncertainty surrounding the proposed transaction; (5) the outcome of any legal proceedings related to the proposed transaction; (6) Accuride may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (8) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (9) the failure by Armor Parent Corp. or Armor Merger Sub Corp. to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the proposed transaction; and (10) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. If the proposed transaction is consummated, Accuride’s shareholders will cease to have any equity interest in Accuride and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including Accuride’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, Accuride undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Accuride does not intend, and assumes no obligation, to update any forward-looking statements. Accuride’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015, its definitive proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on March 18, 2016, and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, are available on the SEC’s website at www.sec.gov.